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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion of our report dated April 18, 1997 with respect to the audited combined financial statements of Educational Management, Inc. and Wikert and Rhude, general partnership, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, our reports dated May 16, 1997 with respect to the balance sheet of Nebraska College of Business (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Quest Education Corporation f/k/a Educational Medical, Inc.) as of March 31, 1997 and the balance sheet of Lincoln School of Commerce (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Quest Education Corporation f/k/a Educational Medical, Inc.) as of March 31, 1997 in the Annual Report on Form 10-K for Quest Education Corporation for the year ended March 31, 1999 and to the incorporation by reference of such report in the Registration Statements on Form S-3 No. 333-33025, Form S-3 No. 333-45707 Form S-3 No. 333-54251 and
Form S-8 No. 333-32809 and related prospectuses of Quest Education Corporation.

                                             /s/ WINTHER, STAVE & CO., LLP

Spencer, Iowa
June 29, 1999